Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2022, with respect to the financial statements of Founder SPAC contained in the Registration Statement and Prospectus. We consent to the incorporation by reference of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Dallas, Texas

December 14, 2022